Exhibit 99.1

VGX Pharmaceuticals Awarded $23.5 Million NIH Contract to Develop DNA-Based Preventive HIV Vaccine

Delivered Via Electroporation

US government grant supports preclinical and clinical development, manufacturing and other activities for VGX’s HIV DNA vaccine candidate

Blue Bell, PA - October 1, 2008 - VGX Pharmaceuticals (VGX), a developer of DNA vaccines against cancer and infectious diseases that has entered into a definitive merger agreement with Inovio Biomedical (AMEX: INO), announced today that the National Institute of Allergy and Infectious Diseases (NIAID), a component of the National Institutes of Health (NIH), has awarded the company a contract to develop a preventive HIV DNA vaccine candidate in conjunction with VGX’s constant current electroporation technology for intradermal delivery of DNA vaccines.  The contract was awarded to VGX under the NIAID’s HIV Vaccine Design and Development Teams program and brings together HIV vaccine experts from the University of Pennsylvania School of Medicine and VGX.  The contract, titled “Development of Improved DNA Vaccines and Electroporation Delivery Devices for Prophylactic HIV Vaccines”, provides $23.5 million of funding over seven years, including a base period and follow-on option years.

VGX’s vaccine candidate, PENNVAX™-G (targeting HIV clades A, C, and D), was developed in the laboratory of DNA vaccines pioneer Professor David B. Weiner at the University of Pennsylvania School of Medicine and licensed to VGX. The DNA-based vaccine will be delivered using VGX’s novel intradermal electroporation (ID-EP) technology.  This program expands VGX’s portfolio of candidate HIV vaccines.  The PENNVAX™-B vaccine (targeting HIV clade B) is presently in two Phase I clinical trials.

The funding of VGX and the proposed development program covers preclinical optimization, immunogenicity and challenge studies in animal models, IND-enabling toxicology studies, cGMP-manufacturing of all components of the DNA vaccine and CELLECTRA®-ID-EP device, and the conduct of a Phase I human clinical trial.  cGMP manufacture of the PENNVAX™-G constructs to support clinical trials will be conducted at VGXI, Inc.’s state of the art manufacturing facility.  The principal investigator for the contract is Dr. Niranjan Y. Sardesai, VGX’s Senior Vice President of Research and Development.

“VGX is honored to be chosen for this important contract from the NIH to further develop our electroporation-delivered HIV vaccine.  Dr. Weiner is acknowledged as a pioneer in the field of DNA vaccines, and we are excited to have put together the VGX-University of Pennsylvania development team in partnership with the Division of AIDS at NIAID.  With promising research results to date, we look forward to advancing this DNA vaccine against HIV into clinical studies,” stated Dr. Sardesai.

“This contract substantiates the NIH’s endorsement of VGX’s approach to DNA vaccines and their delivery via our proprietary in vivo electroporation technology,” added Dr. J. Joseph Kim, President and CEO of VGX. “HIV remains a challenging and tremendously important area of medical research, and we value the NIH’s support to further evaluate the immunogenicity and efficacy of our electroporation delivery system and novel preventive HIV vaccine candidate.”

HIV is transferred by blood, semen, other bodily fluids or breast milk and can lead to acquired immunodeficiency syndrome (AIDS), a condition in which the immune system begins to fail, leading to life-threatening opportunistic infections.  AIDS is a pandemic that has killed an estimated 25 million people in the last 25 years.  In 2007 alone, 33.2 million people were living with HIV, approximately 2.5 million people became newly infected with HIV, and an estimated 2.1 million lost their lives to AIDS worldwide.  While antiretroviral treatments reduce both mortality and morbidity of HIV infection, routine access to such medications is not available in all countries.  The development of effective vaccines for HIV prevention and treatment therefore remains an important goal for global organizations.

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About VGX Pharmaceuticals

VGX Pharmaceuticals is a biopharmaceutical company with small molecule and biologic product candidates for the treatment of infectious diseases, cancer, and inflammatory diseases. The Company’s clinical development programs include PENNVAX™-B for HIV infection, which is in 2 separate Phase I clinical trials, VGX-1027 for inflammatory diseases and VGX-3100, a DNA therapeutic vaccine for cervical cancer delivered by VGX’s electroporator, all of which are in Phase I clinical trials.  In addition, the Company has filed INDs for VGX-3200, a novel DNA therapy that utilizes GHRH for the treatment of cancer cachexia and anemia and for VGX-3400, a DNA preventative vaccine for avian influenza.  VGX has established a vertically-integrated DNA vaccines and therapies platform with extensive capabilities including SynCon™ DNA-based product candidates, the CELLECTRA® delivery device, and access to efficient cGMP plasmid manufacturing.  Vertical control over key aspects of product development has enabled the Company to consistently develop multiple product candidates, from bench-to-IND filing, within 1 year. The product candidates and technology programs are protected by the Company’s extensive global intellectual property portfolio. VGX recently entered into a definitive merger agreement with Inovio Biomedical (AMEX: INO). More information about VGX can be found at www.vgxp.com.

Company Contact:

Kevin W. Rassas

Senior Vice-President

Tel. 267.440.4208

Fax 267.440.4242

E-mail: Rassas@vgxp.com

www.vgxp.com